Exhibit 4.41

SECOND AMENDMENT TO

SUPPLEMENTAL RETIREMENT AGREEMENT

SECOND AMENDMENT made effective as of the twelve month anniversary of the date written below, to the Supplemental Retirement Agreement (the “Supplemental Retirement Agreement”) made and entered into as of the 1st day of July, 2008, by and between WPP Group USA, Inc., a Delaware corporation, and Paul Richardson (the “Executive”).

WHEREAS, as of the date written below, the Executive elects to change the date on which payment of his Deferral Account Balance commences in accordance with Section 6(c) of the Supplemental Retirement Agreement;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree that the Supplemental Retirement Agreement is hereby amended as follows:

1.     Section 6(a) of the Supplemental Retirement Agreement is hereby amended to read in its entirety as follows: “Commencement. The Deferral Account Balance shall be paid to the Executive commencing in 2018 (no later than April 15, 2018) except as otherwise provided in this Section 6 but shall not be paid sooner than the earliest date permitted without violating Section 409A of the Internal Revenue Code of 1986, as amended.”

2.     Section 6(b)(i) of the Supplemental Retirement Agreement is hereby amended to read in its entirety as follows: “50% of the Deferral Account Balance as of December 31, 2017 shall be paid to the Executive as soon as practicable in 2018, but no later than April 15, 2018; and”.

2.     Except as modified in Section 1 of this Amendment, all of the terms and provisions of the Supplemental Retirement Agreement shall remain in full force and effect.

3.     This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the 22 day of June, 2011.

WPP GROUP USA, INC.

By:

Name and Title: Assistant Secretary

EXECUTIVE

Home address: 721 5th Ave, NY, NY 10022

Office address: 100 Park Ave NY NY 10017